EXHIBIT 10





  May 5, 1995


  PERSONAL AND CONFIDENTIAL


  Mr. James L. Johnson
  4642 O'Connor Court
  Irving, TX 75062

  Dear Rocky:

  This letter confirms your willingness to serve as a special consultant to GTE on telecommunications matters. I know that your contributions have been and will be extremely valuable, in light of your special knowledge of domestic and international telecommunications. To confirm our arrangement, set forth below are the terms and conditions under which GTE Service Corporation ("GTE") agrees to retain your services as an independent contractor (the "Agreement") for this purpose.

  This Agreement will begin on May 1, 1995, and end on April 30, 1996 (the "Consulting Period"). Your duties will consist of providing special advice to GTE on business matters affecting the company. Needless to say, you are free to arrange the time and manner of performing these assignments. As compensation from GTE for your services, you are entitled to receive $42,500 for the Consulting Period paid at the rate of $10,625.00 per quarter.

  The Agreement may be terminated by you upon two weeks notice to GTE and may also be renewed on a yearly basis upon advance notice to you by GTE of at least 30 days prior to the expiration of the Consulting Period. Further, if you are unable to perform the services required under this Agreement, GTE may terminate this Agreement at the end of the quarter in which this event occurs, and you will be paid to that date. If you terminate the Agreement prior to the conclusion of the Consulting Period: 1) quarterly payments for consulting services shall cease immediately, and you will receive a pro rata payment for any elapsed portion of any quarter in which the Agreement is terminated; and 2) no further payments shall be made.

  As you know, your status as a consultant does not make you eligible for any benefits provided by GTE to its employees. You are also responsible for the payment of any taxes arising out of the Agreement, and GTE will not withhold any taxes. This supersedes and replaces any prior agreement or understanding concerning consulting.








  Mr. James L. Johnson
  May 5, 1995
  Page 2


  I appreciate your willingness to undertake these special assignments. Please indicate your acceptance by signing the enclosed copy of this letter and returning it to me. If you have any questions with regard to the Agreement, please feel free to contact me.

  Sincerely,

  Charles R. Lee



  /ljr

  cc:    J. R. MacDonald
         M. T. Masin


  ACCEPTED:


                 James L. Johnson       Date:  May 5, 1995
                 James L. Johnson